Exhibit 4.13

AMENDMENT NO. 10
TO
WINDSTREAM 401(k) PLAN
(January 1, 2011 Restatement)

WHEREAS, Windstream Corporation (the "Company") maintains the Windstream 401(k) Plan, as amended and restated effective as of January 1, 2011, and as subsequently amended (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan, effective as of the dates set forth below, in the respects hereinafter set forth:

1.    Effective as of August 30, 2013, the preamble of the Plan is amended to change the words "Windstream Corporation stock" to "Windstream Holdings, Inc. stock" in the one place such words are used.

2.    Effective as of August 30, 2013, Section 1.14A of the Plan is amended to change the words "Windstream Corporation stock" to "Windstream Holdings, Inc. stock" in the one place such words are used.

3.    Effective as of August 30, 2013, Section 11.01 of the Plan is amended to change the words "common stock of Windstream Corporation" to "common stock of Windstream Holdings, Inc." in the one place such words are used.

4.    Effective as of August 30, 2013, Section 11.03 of the Plan is amended to change the words "common stock of Windstream Corporation" to "common stock of Windstream Holdings, Inc." in the one place such words are used.

5.    Effective as of August 30, 2013, Section 11.10 of the Plan is amended to change the words "Windstream Corporation stock" to "Windstream Holdings, Inc. stock" in the each place such words are used.

6.    Effective as of August 30, 2013, Section 13.07 of the Plan is amended to change the words "common stock of Windstream Corporation" to "common stock of Windstream Holdings, Inc." in each place such words are used.

7.    Effective as of January 1, 2014, Section 13.07 of the Plan is amended to read as follows:

13.07    Form of Matching Contributions

Regular Employer Matching Contributions, Supplemental Employer Matching Contributions, and other Employer Contributions which are to be made for a Plan Year for any Eligible Employee shall be paid in cash or in common stock of Windstream Holdings, Inc. (or a combination thereof) as deemed advisable by the Employer in its discretion (in its settlor capacity). Any in kind contribution made under this Section 13.07 shall be unencumbered. The foregoing provisions of this Section 13.07 shall apply only to Eligible Employees who are either (i) not covered by a collective bargaining agreement or (ii) are covered by a collective bargaining agreement and are designated by the Employer as eligible to receive contributions in cash or in common stock of Windstream Holdings, Inc. (or a combination thereof). If the foregoing provisions of this Section 13.07 are not applicable to an Eligible Employee, the Regular Employer

Matching Contributions, Supplemental Employer Matching Contributions, and other Employer Contributions shall be paid in cash.

8.    Effective as of January 1, 2013, the first paragraph of Appendix A of the Plan is amended to provide as follows:

Subject to the terms of the applicable collective bargaining agreement, as amended from time to time, Valor Telecommunications of Texas, LP d/b/a Windstream Communications Southeast, or Windstream Communications of Kerrville, L.P., as applicable, shall make a Supplemental Employer Matching Contribution on behalf of each Participant who is an employee covered by the collective bargaining agreement between such employers and CWA Local 6171 or CWA Local 7019 and is employed by the Controlled Group on the last day of the Plan Year in an amount equal to 50% of the first 6% of the Participant's Compensation in such employment that he contributes to the Plan as Salary Deferral Contributions for the Plan Year. If the Supplemental Employer Matching Contribution is made in common stock of Windstream Holdings, Inc., the amount made on behalf of each Participant shall be increased by $0.03 for each share of common stock of Windstream Holdings, Inc. that is allocated to the account of the Participant.

9.    Effective as of January 1, 2014, Appendix A of the Plan is amended to provide as follows:

(a) Valor. Subject to the terms of the applicable collective bargaining agreement, as amended from time to time, Valor Telecommunications of Texas, LP d/b/a Windstream Communications Southeast, or Windstream Communications of Kerrville, L.P., as applicable, shall make a Supplemental Employer Matching Contribution on behalf of each Participant who is an employee covered by the collective bargaining agreement between such employers and CWA Local 6171 or CWA Local 7019 and is employed by the Controlled Group on the last day of the Plan Year in an amount equal to 50% of the first 6% of the Participant's Compensation in such employment that he contributes to the Plan as Salary Deferral Contributions for the Plan Year. If the Supplemental Employer Matching Contribution is made in common stock of Windstream Holdings, Inc., the amount made on behalf of each Participant shall be increased by $0.03 for each share of common stock of Windstream Holdings, Inc. that is allocated to the account of the Participant.

(b) Iowa. Subject to the terms of the applicable collective bargaining agreement, as amended from time to time, Windstream Iowa Telecommunications, Inc. shall make (i) on behalf of each Participant who is an employee covered by a collective bargaining agreement between the Windstream Iowa Telecommunications, Inc. and IBEW Local 204 or CWA Local 7172 (the "Iowa CBA"), for the 2013 Plan Year, a Supplemental Employer Matching Contribution in an amount equal to 66% of the first 6% of the Participant's Compensation in such employment that he contributes to the Plan as Salary Deferral Contributions for the applicable payroll period; (ii) on behalf of each Participant who is an employee covered by the Iowa CBA, for Plan Years beginning on and after January 1, 2014, a Supplemental Employer Matching Contribution in an amount equal to 50% of the first 6% of the Participant's Compensation in such employment that he contributes to the Plan as Salary Deferral Contributions for the applicable payroll period, and (iii) on behalf of each Participant who (a) is an employee covered by the Iowa CBA, (b) is not eligible to participate in a defined benefit pension plan of the Controlled Group, and (c) is employed by the Employer or other member of the Controlled Group on the last day of the Plan Year or became disabled (within the meaning of the Employer's long-term disability plan), retired (later of age 65 or 5th anniversary of plan participation) or died during the Plan Year, a Nonelective Employer Contribution in an amount equal to 3% of the Participant's Compensation in such employment. For purposes of this paragraph, Compensation shall mean wages as defined in Section 3401(a) of the Code, but determined (a) without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed, (b) by including amounts that are not includable in the gross income of the Employee under a salary reduction agreement by reason of the application of Section 125, 132(f)(4), 402(g)(3), 402(h), 403(b), or 457, and (c) by excluding the following amounts: (I) overtime pay, (II) the value of restricted stock or of a qualified or a non-qualified stock option granted to the Employee by the Employer to the extent such value is includable in the Employee's taxable income, (III) bonuses (except Iowa Telecom Bonus Incentive Plan payments), and (IV) commissions (except sales commissions and bonuses pursuant to a written agreement). In no event, however, shall the Compensation of the Employee taken into account under the Plan for a Plan Year exceed the dollar limitation under Section 401(a)(17)(A) of the Code, subject to adjustment annually as provided in Section 401(a)(17) and Section 415 of the Code.

(c) Nebraska. Subject to the terms of the applicable collective bargaining agreement, as amended from time to time, Windstream Nebraska, Inc. shall make on behalf of each Participant who is an employee covered by a collective bargaining agreement between the Windstream Nebraska, Inc. and CWA Local 7470 (the "Nebraska CBA"), for Plan Years beginning on and after January 1, 2014, a Supplemental Employer Matching Contribution on behalf of any eligible Participant who is not eligible to participate in the Windstream Pension Plan (for purposes of clarity, a person is not eligible to participate in the Windstream Pension Plan (i) if he is hired after October 31, 2013 and irrevocably elects not to participate in the Windstream Pension Plan in accordance with such rules and procedures prescribed by the Plan Administrator, (ii) if he is hired on or before October 31, 2013 and irrevocably elects during the first quarter of 2014 not to continue participation in the Windstream Pension Plan in accordance with such rules and procedures prescribed by the Plan Administrator, or (iii) he is transferred into employment covered by the Nebraska CBA and irrevocably elects not to participate in the Windstream Pension Plan in accordance with such rules and procedures prescribed by the Plan Administrator) in an amount equal to:

(A)    100% of the first 3% of the Participant's Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year, plus

(B)    50% of the next 2% of the Participant's Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year.

As soon as administratively practicable following the end of the Plan Year, Supplemental Employer Matching Contributions shall be made by the Employer and allocated to each Participant who is eligible to receive Supplemental Employer Matching Contributions. A person is eligible to receive Supplemental Employer Matching Contributions for a Plan Year only if he is both employed as an Eligible Employee (i.e., in a position covered by the Nebraska CBA) and not eligible to participate in the Windstream Pension Plan on the last day of the Plan Year or if the person died, retired or became disabled while both employed as an Eligible Employee (i.e., in a position covered by the Nebraska CBA) and not eligible to participate in the Windstream Pension Plan during the Plan Year. A person is eligible to receive Supplemental Employer Matching Contributions only with respect to the Participant's Compensation and Salary Deferral Contributions for the portion of the Plan Year that is attributable to the period when the Participant was both an Eligible Employee (i.e., in a position covered by the Nebraska CBA) and not eligible to participate in the Windstream Pension Plan during the Plan Year. For purposes of this paragraph, (i) "retired" means termination of employment on or after age 65 or when eligible for an "Early Retirement Pension" under the Windstream Pension Plan and (b) "disabled" means disabled under the Company's long-term disability plan.

Windstream Nebraska, Inc. shall make on behalf of each Participant who is an employee covered by the Nebraska CBA on October 31, 2013 and irrevocably elects not to continue participation in the Windstream Pension Plan during the first quarter of 2014 in accordance with such rules and procedures prescribed by the Plan Administrator, a Nonelective Employer Contribution in the amount of $500, which contribution will be allocated to the Participants account under the Plan in the first quarter of 2014. The Nonelective Employer Contribution shall have the same attributes under the Plan for purposes of vesting, withdrawals, loans and distributions as the Supplemental Employer Matching Contributions.

(d) National Pension Agreement. Subject to the terms of the National Pension Agreement, as amended from time to time, each Matching Employer shall make a Supplemental Employer Matching Contribution on behalf of any eligible Participant covered by the National Pension Agreement between Windstream Corporation and International Brotherhood of Electrical Workers and Communications Workers of America (the NPA) who is not eligible to participate in the Windstream Pension Plan (for purposes of clarity, a person who is both an Eligible Employee under the Windstream Pension Plan and covered by the NPA on February 29, 2012 is eligible to participate in Windstream Pension Plan, but only until his Termination of Employment under the Windstream Pension Plan or, if earlier, he otherwise ceases to be an Eligible Employee covered by the NPA) in an amount equal to:

(a)    100% of the first 3% of the Participant's Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year, plus

(b)    50% of the next 2% of the Participant's Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year.

As soon as administratively practicable following the end of the Plan Year, Supplemental Employer Matching Contributions shall be made by the Matching Employer and allocated to each Participant who is eligible to receive Supplemental Employer Matching Contributions. A person is eligible to receive Supplemental Employer Matching Contributions of a Matching Employer for a Plan Year only if he is employed as an Eligible Employee (in a position covered by the NPA) on the last day of the Plan Year or if the person died, retired or became disabled while employed as an Eligible Employee (in a position covered by the NPA) during the Plan Year. A person is eligible to receive Supplemental Employer Matching Contributions only with respect to the Participants Compensation and Salary Deferral Contributions for the portion of the Plan Year that is attributable to the period when the Participant was an Eligible Employee (in a position covered by the NPA) during the Plan Year. For purposes of this paragraph, (i) "retired" means termination of employment on or after age 65 or when eligible for an "Early Retirement Pension" under the Windstream Pension Plan and (b) "disabled" means disabled under the Company's long-term disability plan.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 10 to the Windstream 401(k) Plan (January 1, 2011 Restatement) to be executed on this 19th day of December, 2013.

WINDSTREAM CORPORATION

By:	/s/ Jennifer Gadberry
Title:	Member of the Benefits Committee

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